Exhibit 5.1
O’Melveny & Myers LLP Letterhead

June 23, 2005

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, CA 94501

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission (“SEC”) on or about June 23, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 22,090,884 shares of your common stock, par value $0.01 per share, including 5,727,258 shares of common stock that may be acquired by selling stockholders upon the exercise of warrants (collectively, the “Shares”). We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications of this opinion, we are of the opinion that, if sold by such stockholders in the manner described in the Registration Statement and, with respect to the Shares acquired upon exercise of warrants, if exercised in accordance with the terms of such warrants and either (a) the certificate or certificates representing such shares are countersigned by a duly authorized signatory of the registrar for your common stock, or (b) the book-entry of such shares is made by the transfer agent for your common stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present federal law of the United States and the present Delaware General Corporation Law.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We express no opinion concerning federal or state securities laws or regulations.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Respectfully submitted,

/s/ O’Melveny & Myers LLP